EXHIBIT 99.1

For immediate release:	contact: A. Ernest Toth, Jr. Pharmaceutical Formulations, Inc (732) 985 - 7100

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES FLAT SALES FOR FISCAL YEAR 2004

Edison, NJ- April 22, 2005- PHARMACEUTICAL FORMULATIONS, INC (OTC Bulletin Board: PHFR) (the “Company”) announced today that it had net sales of $72.7 million for fiscal year 2004 compared with net sales of $72.5 million for the comparable period of the prior year. Net sales for the Company’s private label business (PFI) were $62.6 million in 2004 compared to $66.2 million for fiscal year 2003, a decline of 5.4%. Net sales for the Company’s colon care business (Konsyl) increased to $10.1 million for the full year 2004 from $6.3 million for the period May 16, 2003 to January 3, 2004. The Company incurred a net loss of $7.9 million for fiscal year 2004 compared to a net loss of $1.8 million for the comparable period in the prior year.

For the quarter ended January 1, 2005, the Company had net sales of $18.3 million compared with net sales of $20.1 million in the prior year quarter, a decrease of 9.0%. PFI had net sales of $15.8 million compared with net sales of $17.7 million in the prior year quarter, a decrease of 10.7%. Konsyl’s net sales for the quarter were $2.5 million as compared to $2.4 million in the prior quarter, an increase of 4.2%. The Company incurred a net loss of $3.4 million in the current quarter compared with a net loss of $546,000 in the prior year quarter.

During December 2002, PFI changed its fiscal year-end from the 52-53 week period which ends on the Saturday closest to June 30 to the 52-53 week period which ends on the Saturday closes to December 31. The just-ended fiscal period consists of the 52 weeks ended January 1, 2005. One of the matters for the Company’s immediate attention will be the implementation of cost reduction initiatives, including personnel reductions, improving manufacturing productivity, reducing costs and improving sales margin, as well as consideration of other alternatives. An aggressive cost reduction program is necessitated by the very soft sales environment that the Company currently shares with its competitors. Sales have been adversely affected by the very mild cough/cold season, and the recent negative publicity relating to certain products, including naproxen sodium and pseudoephedrine, which are manufactured by the Company and others.

The Company relies very heavily on the support of ICC Industries Inc. (“ICC”), its majority shareholder.  With the Company’s less than satisfactory performance in 2004 and the current deterioration of its business, the level of this support has increased. ICC has committed to fund the Company’s operations through March 31, 2006. However, ICC has requested that the Company consider alternatives to reduce its dependence on ICC for financial support. The board of directors of PFI is considering the options available to the Company. On April 20, 2005 a Special Committee of the Board was appointed consisting of three independent directors to consider various alternatives, including the possible sale of the Company or its assets.

Founded in 1964, Pharmaceutical Formulations, Inc., (OTC Bulletin Board: PHFR) is a publicly-traded private label manufacturer and distributor of OTC solid dose pharmaceutical products in the United States. Its subsidiary, Konsyl Pharmaceuticals, Inc., is a manufacturer and distributor of powdered natural fiber dietary supplements, which has been in business over 35 years. Its products are sold under both the “Konsyl®” brand name and various private labels. Konsyl also manufactures a gastrointestinal diagnostic product, “Sitzmarks”, that is sold to hospitals, colon and rectal surgeons, and radiologists. Konsyl was acquired by Pharmaceutical Formulations Inc. (PFI) in 2003.

ICC Industries Inc. is the holder of approximately 74.5 million shares (about 87%) of the common stock of PFI. ICC is a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1952, ICC has expanded its line of business to include manufacturing and production facilities in 23 locations throughout the United States, Europe, Israel, Russia, China and Turkey, and had 2004 sales of approximately $1.5 billion.

The Company filed a Form 12b-25 extending the deadline for filing its Form 10-K for fiscal year 2004 until April 18, 2005. The extension was necessitated by a delay in obtaining and compiling information required to be included in the 10-K. The Form 10-K was filed on April 18, 2005.

This press release may contain forward-looking information and should be read in conjunction with the Company’s Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission.